Exhibit 99.1

Erasmus Medical Center Safety Committee Grants Approval to Proceed with Phase 2 Study of Ampligen® and Imfinzi as a Potential Combination Therapy for Late-Stage Pancreatic Cancer

Safety Committee approval based on positive Phase 1 safety data demonstrating the combination therapy to be generally well-tolerated with no severe treatment-related adverse events or dose-limiting toxicities

Enrollment for Phase 2 expected to commence imminently

OCALA, Fla., February 5, 2025/ AIM ImmunoTech Inc. (NYSE American: AIM) (“AIM” or the “Company”) today announced Safety Committee approval to proceed with the Phase 2 portion of the Phase 1b/2 clinical trial involving AIM’s Ampligen® (rintatolimod) and AstraZeneca’s anti-PD-L1 immune checkpoint inhibitor Imfinzi® (durvalumab) in the treatment of late-stage pancreatic cancer (“DURIPANC”).

DURIPANC is an investigator-initiated, exploratory, open-label, single-center study in the Netherlands at the Erasmus Medical Center (“Erasmus MC”). The approval to proceed to Phase 2 was granted following the Safety Committee’s review of the complete Phase 1 safety data, which found the combination therapy to be generally well-tolerated with no treatment-related severe adverse events or dose-limiting toxicities.

AIM CEO Thomas K. Equels stated: “Patients with late-stage pancreatic cancer have very few options. This is a lethal malignancy that kills approximately 50,000 Americans every year and there is no effective therapy. It is one of the highest unmet needs in oncology, and we are excited to see this clinical study at Erasmus Medical Center in the Netherlands move to Phase 2. Ampligen is believed to reprogram the immune system to enhance the cellular response, and this combination study with Imfinzi is part of our broader strategy to explore these effects in combination with synergistic anti-cancer agents, including checkpoint inhibitors.”

Prof. Casper H.J. van Eijck, MD, PhD, Pancreato-biliary Surgeon at Erasmus MC and Coordinating Investigator for the DURIPANC study, commented: “We have observed improvements in quality of life and we saw no toxicity at all – with ‘quality of life’ recognized as an indicator of stable disease. As a comparison, approximately 80% of patients at Erasmus MC with similar disease, but who did not receive the treatment, showed disease progression after only three months. While this new data is extremely preliminary, it is also encouraging since some patients with metastatic pancreatic cancer still have stable disease for 15 or more months after starting FOLFIRINOX, including six or seven months of maintenance therapy. By analyzing blood samples and tumor biopsies taken at different time points before and after the start of immunotherapy, we will obtain crucial insights into several aspects of treatment response, immune dynamics and tumor evolution.”

Up to 25 patients are expected to be enrolled in the Phase 2 portion of DURIPANC. Six patients from Phase 1 will be included in Phase 2, as per the protocol and based on their Phase 1 participation. Continued enrollment is expected to begin soon.

Read more at about DURIPANC at ClinicalTrials.gov NCT05927142 – “Combining anti-PD-L1 immune checkpoint inhibitor durvalumab with TLR-3 agonist rintatolimod in patients with metastatic pancreatic ductal adenocarcinoma for therapy efficacy (DURIPANC)”

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders and viral diseases, including COVID-19. The Company’s lead product is a first-in-class investigational drug called Ampligen® (rintatolimod), a dsRNA and highly selective TLR3 agonist immuno-modulator with broad spectrum activity in clinical trials for globally important cancers, viral diseases and disorders of the immune system.

For more information, please visit aimimmuno.com and connect with the Company on X, LinkedIn, and Facebook.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “continue,” “believe,” “potential,” “upcoming” and other variations thereon and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. Data, pre-clinical success and clinical success seen to date do not guarantee that Ampligen will be approved as a therapy for pancreatic cancer. The Company urges investors to consider specifically the various risk factors identified in its most recent Form 10-K, and any risk factors or cautionary statements included in any subsequent Form 10-Q or Form 8-K, filed with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Among other things, for those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Investor Contact:

JTC Team, LLC

Jenene Thomas

908.824.0775

AIM@jtcir.com